Exhibit 99.1

FOR IMMEDIATE RELEASE

Appliance Recycling Centers of America Reports First Quarter Operating Results
Company Posts Revenue Increase, Returns to Profitability

Minneapolis, MN—May 6, 2013—Appliance Recycling Centers of America, Inc. (NASDAQ: ARCI), a leading provider of appliance retailing and recycling services, today reported operating results for the first quarter ended March 30, 2013.
Total revenues increased 3.3% to $30.4 million versus $29.4 million for the first quarter of 2012. Overall, the Company reported consolidated net income of $0.2 million, or $0.03 per diluted share, compared with near-breakeven results in the first quarter of 2012.
“These results – including our return to profitability – demonstrate solid progress executing the strategic initiatives we outlined earlier this year,” said Edward R. (Jack) Cameron, president and chief executive officer of ARCA, Inc. “In particular, strong replacement program activity helped our recycling revenues increase 21 percent sequentially and 58 percent over the same period last year.”
Cameron added that the Company was pleased to modify its credit agreement with PNC Bank, National Association (PNC) during the quarter. The agreement signed on March 14, 2013, extended the Company's existing credit agreement with PNC two additional years until January 24, 2016. It also waived the previously reported default caused by being out of compliance with two financial covenants and reset the financial covenants. The modified terms did not change the maximum borrowing amount of $15 million under the revolving line of credit and require the Company to meet monthly minimum EBITDA targets through 2013.
ApplianceSmart® same store sales for the first quarter of 2013 declined 7% compared with the same period of 2012. Factors included delayed 2012 tax refunds, negative impact of the Easter holiday shifting to the first quarter this year and a tight housing market that dampened relocation activity and related appliance purchasing. The National Association of Realtors reported a 17% decline in housing inventories in March 2013 from prior-year levels. The National Retail Federation blamed a sequential March decrease in electronics and appliance store sales on colder-than-normal weather and the payroll tax hike.
In the first quarter, ApplianceSmart total retail revenues decreased 9% to $18.1 million compared with the same period of 2012, resulting primarily from the same store sales decrease and closure of two stores late in 2012. During the first quarter of 2013, ApplianceSmart stores generated an operating income before corporate overhead of $0.4 million, a $0.2 million decline compared with the same period in 2012.
“Our retail operations showed quarterly sequential improvements, including per-store sales and gross margins,” explained Brad Bremer, president of ApplianceSmart. “We're starting to see more out-of-carton product available, aided by favorable home-

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construction trends.” The housing shortage and improving economy is spurring construction; new housing starts rose in March 2013 at the fastest seasonally adjusted annual rate in nearly five years.
Recycling revenues, which are comprised of appliance recycling fees and appliance replacement program revenues, increased 58% to $8.3 million in the first quarter of 2013, from $5.3 million in the same period of 2012. The number of replacement programs remained unchanged, but related revenues increased $3.8 million while appliance recycling fees declined $0.8 million. The Company reported a 119% increase in replacement units and a 4% decline in overall recycling volumes. The increase in replacement program revenues was partially offset by lower appliance recycling revenues, resulting in a $0.7 million improvement in operating profit compared with the same period in 2012.
Research by the Association of Home Appliance Manufacturers (AHAM) claims the next opportunities for increases in appliance efficiency will come from smart appliances and early retirement of existing appliances, such as the 42% of working refrigerators estimated to remain on the electrical grid after disposal through secondary use, sale or donation. A 2012 ENERGY STAR® summary of energy-efficiency programs includes more than 650 incentive and promotion programs submitted by over 200 program sponsors across the United States. New ENERGY STAR requirements take effect in 2014.
The Company's byproduct revenues, excluding AAP, declined to $1.5 million compared with $1.7 million in the first quarter of 2012. The decrease was a direct result of the 4% reduction in overall recycling volumes cited earlier coupled with a 14% decrease in steel scrap prices compared with the first quarter of 2012. Scrap prices are expected to remain volatile for the balance of the year and into 2014.
Revenues from the ARCA Advanced Processing (AAP) joint venture, reported in byproduct revenues, declined 5% to $2.6 million compared with $2.7 million in the first quarter of 2012. AAP's gross margin declined to 12.2% compared with 19.2% in the same period of 2012. AAP's operating loss for the first quarter was $53,000 compared with operating income of $65,000 during the same period of 2012. The decline in gross margin and operating income was primarily the result of lower prices for steel scrap and higher depreciation expense.
Positive momentum continues in California's cap and trade program for carbon emissions. In mid-April, California's Air Resources Board approved linking with a similar program in Quebec, starting in 2014. The Company considers this an important step toward a more efficient, liquid and stable carbon emissions market, including possible future linkages to other domestic or global markets. As previously announced, both ARCA and AAP expect to create carbon offsets through the destruction of CFCs throughout 2013 and derive revenues through California's market in the second half of 2013.
Overall gross profit as a percentage of total revenues decreased to 26% for the first quarter of 2013 compared with 27% during the same period of 2012. The decline in overall gross profit percentage resulted primarily from lower byproduct revenues and the decline in AAP's gross margin. These factors were partially offset by an 80 basis point improvement in ApplianceSmart's gross margin.
“We're encouraged by a positive start to the year,” Cameron noted. “Our banking agreement is solidified and we've moved ahead with a number of corporate actions that are bearing fruit.” He concluded, “We're carefully managing all our operations and we're optimistic about our prospects as the economy gradually improves throughout 2013.”

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Liquidity and Capital Resources
Cash and cash equivalents as of March 30, 2013, were $3.9 million compared with $3.2 million as of December 29, 2012. As of March 30, 2013, the Company had $3.8 million of available borrowings under its revolving line of credit compared with $2.5 million as of December 29, 2012. Net working capital of $7.1 million decreased $0.5 million as of March 30, 2013, compared with $7.6 million as of December 29, 2012. The decline can be attributed to an increase in accrued liabilities and the net impact of lower appliance inventory and a reduced line of credit balance.
Conference Call Information
In conjunction with this release, Appliance Recycling Centers of America, Inc. will host a conference call tomorrow, May 7, 2013, at 10:00 a.m. CDT. To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: 888-221-1887. A replay of the conference call will be available on the Company's website, www.ARCAInc.com, approximately 24-48 hours after the completion of the call.

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About ARCA
ARCA's three business components are uniquely positioned in the industry to work together to provide a full array of appliance-related services. ARCA Advanced Processing, LLC employs advanced technology to refine traditional appliance recycling techniques to achieve optimal revenue-generating and environmental benefits. ARCA is also the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world's leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap. ARCA's regional centers process appliances at end of life to remove environmentally damaging substances and produce material byproducts for recycling for over 150 utilities in the U.S. and Canada. Eighteen company-owned stores under the name ApplianceSmart, Inc.® sell new appliances directly to consumers and provide affordable ENERGY STAR® options for energy efficiency appliance replacement programs.
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA's future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA's periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

FOR MORE INFORMATION, CONTACT:
Edward R. (Jack) Cameron, CEO
(952) 930-9000

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	March 30, 2013	December 29, 2012
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$3,925	$3,174
Accounts receivable, net of allowance of $12 and $8, respectively	6,826	6,256
Inventories, net of reserves of $504 and $682, respectively	14,395	17,274
Income taxes receivable	518	522
Other current assets	1,001	1,332
Total current assets	26,665	28,558
Property and equipment, net	11,946	12,248
Restricted cash	500	—
Other assets	1,069	973
Deferred income tax assets	24	25
Total assets (a)	$40,204	$41,804

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,449	$4,957
Accrued expenses	5,179	4,310
Line of credit	7,769	10,559
Current maturities of long-term obligations (b)	1,037	955
Deferred income tax liabilities	146	146
Total current liabilities	19,580	20,927
Long-term obligations, less current maturities (b)	6,150	6,357
Deferred gain, net of current portion	244	365
Deferred income tax liabilities	921	921
Total liabilities (a)	26,895	28,570

Commitments and contingencies	—	—

Shareholders' equity:
Common Stock, no par value; 10,000 shares authorized; issued and outstanding: 5,556 shares at both periods	20,581	20,577
Accumulated deficit	(8,465)	(8,649)
Accumulated other comprehensive loss	(348)	(290)
Total shareholders' equity	11,768	11,638
Noncontrolling interest	1,541	1,596
	13,309	13,234
Total liabilities and shareholders' equity	$40,204	$41,804

(a) Assets of ARCA Advanced Processing, LLC (AAP), ARCA's consolidated variable interest entity (VIE), that can only be used to settle obligations of AAP were $9,762 and $10,045 as of March 30, 2013 and December 29, 2012, respectively. Liabilities of AAP for which creditors do not have recourse to the general credit of Appliance Recycling Centers of America, Inc. were $1,922 and $1,948 as of March 30, 2013 and December 29, 2012, respectively.

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 30, 2013	March 31, 2012
Revenues:
Retail	18,059	$19,756
Recycling	8,300	5,265
Byproduct	4,065	4,423
Total revenues	30,424	29,444

Costs of revenues	22,514	21,500
Gross profit	7,910	7,944
Selling, general and administrative expenses	7,485	7,860
Operating income	425	84

Other income (expense):
Interest expense, net	(283)	(254)
Other income (expense), net	(13)	16
Income (loss) before income taxes and noncontrolling interest	129	(154)
Benefit of income taxes	—	(77)
Net income (loss)	129	(77)
Net loss attributable to noncontrolling interest	55	11
Net income (loss) attributable to controlling interest	$184	$(66)

Income (loss) per common share:
Basic	$0.03	$(0.01)
Diluted	$0.03	$(0.01)

Weighted average common shares outstanding:
Basic	5,556	5,537
Diluted	5,678	5,537

Net income (loss)	$129	$(77)
Other comprehensive income (loss), net of tax:
Effect of foreign currency translation adjustments	(58)	60
Total other comprehensive income (loss), net of tax	(58)	60
Comprehensive income (loss)	71	(17)
Comprehensive loss attributable to noncontrolling interest	55	11
Comprehensive income (loss) attributable to controlling interest	$126	$(6)

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